Exhibit 10.1

Binding Term Sheet between.

Leo Riders Company and Bio-en Holdings Corp

This term sheet (the “Term Sheet”) reflects the principles of a transaction between Leo Riders Company, an Israeli company (“Leo”) engaged in the electric scooter-sharing business in Israel, and Bio-en Holdings Corp, a Delaware corporation (“Bio”) is a voluntary filer that files reports with the U.S. Securities and Exchange Commission (“SEC”) voluntarily under Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), in relation to a transaction for the purchase of 100% of the securities of Leo by Bio in consideration of the allotment of shares and rights to shares in Bio to the Shareholders of Leo (the “Shareholders of Leo”) whoever they may be on the date of the completion of the transaction, all subject to the entry by the parties into a binding agreement and the fulfilment of the conditions precedent to the completion of the transaction, as set forth below.

Bio with Leo will raise up to $ 6 million in 90 days, After signing the final agreement, meaning a commitment of funds from investors.

Lets assume the investors portion will be up to 20%, for example,

Then 80% of the shares are split between Bio and Leo holders less the public holdings which amount to 12%, which means Leo's shareholders will hold 34% and Bio controlling shareholders will hold 34%.

Hereby agreed and approved by Leo that Leo's debts do not exceed $ 1 million, And therefore an amount of 1,000,000$ will be allocated to pay old Company's debts. Payment of debts is for all suppliers and employees of the company an general.

The repayment of the debt to Leo's shareholders will be no more than 140,000$, deployed over a 24-month period.

An agreement as Annex 1 of the Contract should state the details.

In addition, an up-to-date budget will be prepared for the Company's operations in Israel and Europe, meaning an annual budget not exceeding $ 400,000 for both. This budget will be marked as Exhibit 2 of the Agreement and approved by the parties.All the remaining money will be for activity in the US.

The company's budget will be updated annually according to the business development and the company's needs. The budget will be approved by the company's board of directors.

The Chairman of the Company and the CEO will be responsible for managing the budget. At this stage, the Company's activities and finances will focus only on these objectives.

A new company will be opened in the United States, which will be owned and hold 100% by Bio, and and will be named Leo Raiders USA.

All the know-how contracts of Leo  will be transferred Leo Raiders USA, and the Leo (the Israely company) will be empty of content and will only serve the operations in Israel, all in exchange for shares and money transferred to the Israeli company as set forth in this agreement.

The company's headquarters will move to the US as well as the management offices and customer service center and will all located at 1 County road Secacus NJ 07094 unit B6 & B7.

The rest of the company's activities will be managed as needed in a portion that best serves the interests of the company.

Two directors will be appointed on each side, and there is another director who is independent already appointed in the company. all decisions will be a joint decision of the company's board of directors.

Barry Adika`s  $ 400,000 loan, which has been given by him to Leo on 2019, will be repaid to Barry from the fundraising money.

The interim financing that Shlomi will provide to the company through Bio will return Shlomi from the fundraising immediately.

The founders group will be assigned  Bio on the one hand, and Kfir and Dror Ben Shoshan(Founders ) on the other hand, to an additional 10 percent of the company's shares without consideration.

These shares will be distributed equally between the parties, 5% for Bio and the balance will be distributed to the Leo group.

All shares allocated  to the founders will each be held by an American broker firm in his or her own account and there will be an agreement Control between the parties in all respects and matters  this Agreement shall be Appendix 3 to the Agreement.

The company will prepare a company plan for a company employees up to 3% of the company's shares.

Berry and Shlomi will be appointed and chaired by the Company Chairman  will also serve as CEO of all operations in the United States, Canada Mexico and the rest of the world.

Eldad Berkowitz will be appointed Chief Executive Officer of Israel and Europe and will be subject to Berry and Shlomi approvals on all.

The merger costs will be paid by Bio

In order to understand what the company cash flow and debts until the end of 2019, Mr Eldad Berkovich will send details of the company obligations.

After signing the final agreement and before raising the funds from the investors, Bio will transfer to Leo 400,000 $ as a loan (until the final agreement is signed between the parties, Bio will transfer between $ 100,000- 200,000 us dollar to Leo) which will be paid back by Leo upon raising the funds. All details for this will be at section 4 of the contract .

Conditions:

If Leo would like to exit this contract from any reason, Leo will transfer 50% of the company shares to Bio as a penalty.

If Bio will not raise the money for Leo,the 400K which has been given to Leo as a loan will be transfered to 5% of Leo at 9M valuation.

Directors Salaries

A contract with all the directors will be sign and state that all directors will be paid equally and each director will have to fill his position in the company.

The money - 400,000 $ - that Bio transfers to Leo is supposed to be sufficient for Leo's operations until 31-12-19

If Leo requires more funds from Bio for ongoing operations up to the date of 31-12-19 Leo will be diluted up to a value of 2,000,000 $, and the merger relationship between the parties will change accordingly.

If the debts become larger, Leo 's holders will be diluted by $ 2 million and the company's value and merger ratios will change accordingly.

For example, if the two options are flowing another $ 500,000 to cover cash flow or debt, then Leo's owners will be diluted by an additional 25%, instead of 34%, they will receive a 25.5% merger.

Note any debt that is not highlighted and agreed by both parties will not be paid Bio is willing to leave room up to 25k of debt.

In consideration of the Parties continuing to invest substantial resources toward the consummation of this proposed transactions described herein, the Parties agree that, for a period from (a) the date of the execution of this term sheet by the Parties hereto and (b) the termination of this term sheet by any Party by delivery of written notice of termination to the other Party for any reason after the 60th day following the date of this Term Sheet (the “Exclusivity Period”), neither Party shall, and shall cause their members, partners, affiliates, directors, officers, employees, representatives and agents (collectively, “Representatives”) not to, directly or indirectly, pursue, solicit, initiate, or encourage the submission of, or discuss, negotiate or accept, any acquisition proposal or offer for their respective company (i.e., Leo or Bio (and its affiliates companies), respectively) relating to the acquisition of its capital stock, subsidiaries, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise from any person or entity other than the Parties hereto or engage in any other transaction that is inconsistent with this Term Sheet. Each Party shall promptly notify the other Parties regarding any proposal, offer or contact between such Party and/or their Representatives or any other person regarding any such offer or proposal or any related inquiry. Subject to requirements of law, any news releases or other announcements by a Party or their member(s), officers or directors, or any of their respective representatives pertaining to this Term Sheet or the transactions contemplated hereby shall be approved in writing by the other Parties prior to release. Each Party agrees that, they will keep the existence of this Term Sheet and its contents confidential, except as may be necessary to comply with applicable law and except for disclosure to their respective members and legal, financial and accounting advisors who agree to maintain the same as confidential and only to the extent reasonably necessary to consummate the transactions contemplated hereby. In addition, each Party hereto agrees to keep confidential all proprietary and other nonpublic information received from the other Party hereto and to use the same only in connection with evaluating and consummating the transactions contemplated hereby. In the event the transactions contemplated hereby are not consummated, each Party agrees promptly to return all confidential information received from any other Parties. This provision shall survive until superseded by a similar provision in the definitive agreements or, if definitive agreements are not entered into, this provision shall expire on the first anniversary of the date hereof.This proposal shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law thereof. Except for the provisions labeled as a “Binding Provision” above, which are the paragraphs relating to “Fees and Expenses,” “Exclusivity,” “Confidentiality,” “Governing Law,” and this paragraph “Binding Effect,” which are intended to be legally binding by the Parties hereto, no provisions of this term sheet shall have any legally binding effect on any party hereto.

If in the interim period, legal proceedings will be taken /begin against Leo in Israel or in other place, then Leo will immediately transfer to Bio all the rights for using it`s name - Leo - all over the world, in technology and intellectual property, in exchange for the funds transferred to leo by Bio.

This Term Sheet may be executed in one or more counterparts, each of which will be deemed to be an original copy of this term sheet and all of which, when taken together, will be deemed to constitute one and the same agreement.

A final agreement will be signed within 30 days of the signing of this agreement.

LEO RIDERS COMPANY:

By:
Its:
Date:

BIO-EN HOLDINGS CORP:

By:
Its:
Date: